Exhibit 23.1.2

CONSENT OF PINNACLE ACCOUNTANCY GROUP OF UTAH, PLLC, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Whom It May Concern:

We hereby consent to the use in the amended Registration Statement on Form S-1 of BioXytran Inc., that was filed on or about June 15, 2023, of our Report of Independent Registered Public Accounting Firm, dated April 11, 2022, on the Consolidated Balance Sheets of BioXytran Inc., as of December 31, 2021, and the related Consolidated Statements of Operations and Comprehensive Loss, Changes in Stockholders’ Equity (Deficit) and Cash Flows for the year then ended, which appear in such amended Registration Statement.

We also consent to the references to us under the heading “Interest of Named Experts and Counsel” in such amended Registration Statement.

/s/ Pinnacle Accountancy Group of Utah

Pinnacle Accountancy Group of Utah

(a dba of Heaton & Company, PLLC)

Farmington, Utah

June 15, 2023